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                                                                    Exhibit 11.0

                          INMAC CORP. AND SUBSIDIARIES
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                (IN THOUSANDS, EXCEPT NET INCOME PER SHARE DATA)

                                                                           Three Months Ended
                                                                      ----------------------------
                                                                      October 28,      October 29,
                                                                          1995             1994
                                                                      -----------      -----------
     Net Income                                                         $ 1,102          $ 1,051
                                                                        -------          -------

     Weighted average number of common shares outstanding                10,516           10,111

     Weighted average common equivalent shares - stock options
         and stock purchase warrant                                         627              560
                                                                        -------          -------

     Weighted average common and common equivalent shares
         outstanding                                                     11,143           10,671
                                                                        -------          -------

     Net income per common and common equivalent share                  $  0.10          $  0.10
                                                                        =======          =======


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